EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

Camelback Insurance, Ltd., a Bermuda insurance company

ESI America, Inc., a Nevada corporation

ESI-Midwest, Inc., a Nevada corporation

ESI Risk Management Agency, Inc., an Arizona corporation

Employee Solutions of Alabama, Inc., an Alabama corporation

Employee Solutions of California, Inc., a Nevada corporation

Employee Solutions - East, Inc., a Georgia corporation

Employee Solutions - Midwest, Inc., a Michigan corporation

Employee Solutions of Texas, Inc., a Texas corporation

GCK  Entertainment   Services  I,  Inc.  (d/b/a/  TEAM  Services),   a  Delaware
corporation

Logistics Personnel Corporation, a Nevada corporation

Pokagon Office Services, Inc. (d/b/a Employee Solutions of Ohio, Inc.), a Indiana corporation

Talent, Entertainment and Media Services, Inc. (d/b/a/ TEAM Services), a Delaware corporation